Exhibit 10.4

THIRD AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This Third Amendment to Loan and Security Agreement (“Amendment”) is dated as of June 6, 2013 by and among DENT-A-MED INC., an Oklahoma corporation, and HC RECOVERY, INC., an Oklahoma corporation (collectively the “Borrowers” and each individually is referred to as a “Borrower”), WELLS FARGO BANK, N.A., successor by merger to Wells Fargo Preferred Capital, Inc., as agent for Lenders (“Agent”), and the financial institutions a party hereto as lenders (collectively, the “Lenders” and each is a “Lender”).

BACKGROUND

A. Borrowers, Lenders, and Agent are parties to a certain Loan and Security Agreement dated as of May 18, 2011 (as amended or modified from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Loan Agreement.

B. Borrowers have informed Agent and Lenders that Borrowers dissolved Dent-a-Med Receivables Corporation on or about April 22, 2013 with an effective date of December 31, 2012 (the “Dissolution”).

C. Borrowers have requested and Agent and Lenders have agreed to consent to the Dissolution and amend the Loan Agreement in certain respects, all on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby promise and agree as follows:

1. Consent. Upon the effectiveness of this Amendment, Agent and Lenders consent to the Dissolution.

2. Amendments. Upon the effectiveness of this Amendment, the Loan Agreement is amended as follows:

(a) Definitions. The following definitions contained in Section 1.1 of the Loan Agreement are amended and restated as follows:

“Advance Rate” means the following percentage based upon the Collateral Performance Indicator as of the end of each month then most recently ended for which monthly reports have been delivered to Agent, pursuant to Section 6.2:

Collateral Performance Indicator	Advance Rate

Less than or equal to 21%	70%

Greater than 21% but less than or equal to 23%	69%

Greater than 23% but less than or equal to 29%	68%

Greater than 29%	67%

“Applicable Margin” means Four Percent (4.0%).

“Collateral Performance Indicator” means as of the end of each calendar month, the sum of:

(a) the 31+ day delinquency percentage (the percentage defined as (x) Principal Receivables for which payment is Thirty One (31) days or more contractually past due, divided by (y) total Principal Receivables at such date), plus

(b) (i) net charge-offs for the six (6) month period ending on the date of determination on an annualized basis, divided by (ii) average Principal Receivables during the six (6) month period ending on the date six (6) months prior to the date of determination on an annualized basis.

“Maturity Date” means May 18, 2016.

“Maximum Principal Amount” means Fifty Million Dollars ($50,000,000), subject to increases pursuant to Section 2.13 below.

(b) New Definition. The following new definition is added to Section 1.1 of the Loan Agreement:

“Excess Availability” means, as of any date of determination, the amount equal to the amount that Borrowers are entitled to borrow as Advances and/or Letters of Credit under this Agreement (after giving effect to all then outstanding Obligations (including the Letter of Credit Amount).

(c) Prepayments. Section 2.8(a) of the Loan Agreement is amended and restated as follows:

(a) Optional Prepayments. Borrowers may prepay the Loan from time to time, in full or in part not to exceed Five Million Dollars ($5,000,000) without notice, and, in part, in excess of Five Million Dollars ($5,000,000) upon Seven (7) Business Day’s prior notice to Agent without premium or penalty, provided that (i) in the event Borrowers repay the Loan in full or the Obligations are accelerated following the occurrence of an Event of Default at any time prior May 18, 2015, Borrowers shall pay a sum equal to One and One Half of One Percent (1.5%) of the Maximum Principal Amount as a prepayment fee, (ii) in the event Borrowers repay the Loan in full or the Obligations are accelerated following the occurrence of an Event of Default at any time on or after May 18, 2015 and prior to the Maturity Date, Borrowers shall pay a sum equal to One Percent (1.0%) of the Maximum Principal Amount as a prepayment fee, (iii) prepayments shall be in a minimum amount of Ten Thousand

Dollars ($10,000) and Ten Thousand Dollars ($10,000) increments in excess thereof; and (iv) partial prepayments prior to the Termination Date shall not reduce Lenders’ Commitments under this Agreement and may be reborrowed, subject to the terms and conditions hereof for borrowing, and partial prepayments will be applied first to accrued interest and fees and then to outstanding Advances. Each Borrower acknowledges that the above described fee is an estimate of Lenders’ damages in the event of early termination and is not a penalty. In the event of termination of the credit facility established pursuant to this Agreement, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Credit Documents shall survive any such termination, and Agent shall retain its liens in the Collateral and all of its rights and remedies under the Credit Documents notwithstanding such termination until Borrowers have paid the Obligations to Agent and Lenders, in full, in immediately available funds, together with the applicable termination fee, if any. Notwithstanding the foregoing, in the event any Borrower should enter into a Change of Ownership transaction acceptable to Lenders (as determined in their sole and absolute discretion) and Lenders enter into a modified or new financing with the acquiring Person or Lenders otherwise consents to such Change in Ownership in writing, then the termination fee shall be waived by Lenders.

(c) Administrative Fee. Section 2.9(a) of the Loan Agreement is amended and restated as follows:

(a) RESERVED

(d) Collateral Performance Indicator. Section 6.4(e) of the Loan Agreement is amended and restated as follows:

(e) Collateral Performance Indicator. A Collateral Performance Indicator of less than or equal to Thirty Percent (30%).

(e) Restricted Payments. Section 7.2 of the Loan Agreement is amended and restated as follows:

Section 7.2 Restricted Payments. Make any Restricted Payment, except that a Borrower may make (i) repurchases of treasury stock of such Borrower in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in an calendar year, (ii) repurchases of common stock warrants of such Borrower from Commerzbank or its affiliate, and (iii) regularly scheduled payments of principal and interest on the Subordinated Debt, so long as (x) with respect to clauses (i), (ii) and (iii) above, no

Default or Event of Default exists on the date of such repurchase or payment after giving effect to the making of such repurchase or payment and (y) with respect to clause (ii) above, Borrowers have Excess Availability of at least Six Million Five Hundred Thousand Dollars ($6,500,000) immediately prior to the making of such repurchase.

3. Effectiveness Conditions. This Amendment shall be effective upon the completion of the following conditions precedent (all agreements, documents and instruments to be in form and substance satisfactory to Agent and Agent’s counsel):

(a) Execution and delivery to Agent by Borrowers and Lenders of this Amendment;

(b) Execution by Borrowers and delivery to Agent of an Amended and Restated Promissory Note (the “Note”);

(c) Delivery to Agent of a certified copy of resolutions of each Borrower’s board of directors or members authorizing the execution, delivery and performance of this Amendment and the Note and designating the appropriate officers to execute and deliver this Amendment and the Note;

(d) Execution and/or delivery by the parties of all other agreements, instruments and documents reasonably requested by Agent to effectuate and implement the terms hereof and the Credit Documents.

4. Representations and Warranties. Borrowers represent and warrant to Agent and Lenders that:

(a) All warranties and representations made to Agent and Lenders under the Loan Agreement and the Credit Documents are true and correct in all material respects.

(b) The execution and delivery by Borrowers of this Amendment and the Note and the performance by Borrowers of the transactions herein and therein contemplated (i) are and will be within Borrowers’ powers, (ii) have been authorized by all necessary organizational action, and (iii) do not and will not violate any provisions of any law, rule, regulation, judgment, order, writ, decree, determination or award or breach any provisions of the charter, bylaws or other organizational documents of Borrowers, or constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon, any assets of any Borrower (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which any Borrower is a party or by which any Borrower or its property is bound with failure to comply resulting in a material adverse change in the business, operations, property (including the Collateral) or financial condition of Borrowers.

(c) This Amendment, the Note and any assignment, instrument, document, or agreement executed and delivered in connection herewith will be valid, binding and enforceable in accordance with its respective terms.

(d) No Event of Default or Default has occurred under the Loan Agreement or any of the other Credit Documents.

5. Representations and Release of Claims. Except as otherwise specified herein, the terms and provisions hereof shall in no manner impair, limit, restrict or otherwise affect the obligations of Borrowers or any third party to Agent and Lenders as evidenced by the Credit Documents. Borrowers hereby acknowledge, agree, and represent that (a) as of the date of this Amendment, there are no claims or offsets against, or defenses or counterclaims to, the terms or provisions of the Credit Documents or the other obligations created or evidenced by the Credit Documents; (b) as of the date of this Amendment, no Borrower has any claims, offsets, defenses or counterclaims arising from any of Agent’s or any existing or prior Lender’s acts or omissions with respect to the Credit Documents or Agent’s or any existing or prior Lender’s performance under the Credit Documents; and (c) Borrowers promise to pay to the order of Agent and Lenders the indebtedness evidenced by the Notes according to the terms thereof. In consideration of the modification of certain provisions of the Credit Documents, all as herein provided, and the other benefits received by Borrowers hereunder, Borrowers hereby RELEASE, RELINQUISH and forever DISCHARGE Agent and Lenders, and their predecessors, successors, assigns, shareholders, principals, parents, subsidiaries, agents, officers, directors, employees, attorneys and representatives (collectively, the “Released Parties”), of and from any and all present claims, demands, actions and causes of action of any and every kind or character, whether known or unknown, which a Borrower has or may have against Released Parties arising out of or with respect to any and all transactions relating to the Loan Agreement, the Notes, and the other Credit Documents occurring prior to the date hereof.

6. Collateral. As security for the payment of the Obligations and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Agreement and the Credit Documents, Borrowers reconfirm the prior security interest and lien on, upon and to, its Collateral, whether now owned or hereafter acquired, created or arising and wherever located. Borrowers hereby confirm and agree that all security interests and Liens granted to Agent for the ratable benefit of Lenders continue in full force and effect and shall continue to secure the Obligations. All Collateral remains free and clear of any Liens other than Permitted Liens. Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent’s existing security interest in and Liens upon the Collateral.

Acknowledgment of Indebtedness and Obligations. Borrowers hereby acknowledge and confirm that, as of the date hereof, Borrowers are indebted to Agent and Lenders, without defense, setoff or counterclaim, under the Loan Agreement (in addition to any other indebtedness or obligations owed by Borrowers with respect to Bank Products owing to Agent and Wells Fargo Affiliates) in the aggregate principal amount of $36,083,188.76, plus continually accruing interest and all fees, costs, and expenses, including reasonable attorneys’ fees, incurred through the date hereof.

7. Ratification of Credit Documents. This Amendment shall be incorporated into and deemed a part of the Loan Agreement. Except as expressly set forth herein, all of the terms and conditions of the Loan Agreement and Credit Documents are hereby ratified and confirmed and continue unchanged and in full force and effect. All references to the Loan Agreement shall mean the Loan Agreement as modified by this Amendment.

8. Governing Law. This Amendment, the Loan Agreement, the Credit Documents and the transactions contemplated hereby or thereby, and any claim, controversy, or dispute arising out of or relating to this Amendment, the Loan Agreement, the Credit Documents and the transactions contemplated hereby or thereby shall be governed by, construed and enforced in accordance with the laws of the State of Iowa, excluding its conflict of law rules.

9. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement. Signature by facsimile or PDF shall also bind the parties hereto.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

BORROWERS:	DENT-A-MED INC.

	By:	/s/ Clifton C. Scogin
	Name:	Clifton C. Scogin
	Title:	CFO

HC RECOVERY, INC.

	By:	/s/ T. Warren Center
	Name:	T. Warren Center
	Title:	Pres & CEO

AGENT AND LENDER:	WELLS FARGO BANK, N.A.

	By:	/s/ William M. Laird
William M. Laird, Senior Vice President

SIGNATURE PAGE TO THIRD

AMENDMENT TO LOAN AND SECURITY AGREEMENT